UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAVARA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SAVARA INC.

900 South Capital of Texas Highway

Las Cimas IV, Suite 150

Austin, TX 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 25, 2017

The 2017 Annual Meeting of Stockholders of Savara Inc. will be held on October 25, 2017 at 4:00 p.m. local time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746. The meeting is being held for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on August 28, 2017 will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder for any purpose relating to the meeting during ordinary business hours at our corporate offices located at 900 South Capital of Texas Highway, Las Cimas IV, Suite 150, Austin, Texas 78746 for ten days prior to the meeting, and will also be available for inspection at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote as promptly as possible. This will help to ensure the presence of a quorum at the meeting and save us additional proxy solicitation costs.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Rob Neville

Rob Neville
Chief Executive Officer

Austin, Texas

September 13, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting To Be Held on October 25, 2017. This notice of meeting, the proxy statement for the meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

-i-

SAVARA INC.

900 South Capital of Texas Highway,

Las Cimas IV, Suite 150

Austin, TX 78746

(512) 961-1891

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 25, 2017

GENERAL INFORMATION ABOUT THE MEETING

Savara Inc., a Delaware corporation (“Savara,” “we,” ‘us,” “our,” or “our company”), is making proxy materials, including this proxy statement, available to our stockholders via the Internet in connection with the solicitation of proxies by our board of directors for use at our 2017 Annual Meeting of Stockholders to be held on October 25, 2017 at 4:00 p.m. local time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746 (the “Annual Meeting”), and at any adjournment or postponement thereof.

This proxy statement, the attached notice of the Annual Meeting, a proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are collectively referred to as the “proxy materials.” The proxy materials are first being made available to our stockholders on or about September 13, 2017.

Notice of Internet Availability of Proxy Materials

All stockholders have the ability to access the proxy materials on the website referred to in the attached notice of the Annual Meeting. Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of mailing printed copies of the proxy materials, unless you have previously elected to receive printed materials. The Notice provides instructions on how to access the proxy materials via the Internet and how to request a printed set of the proxy materials at no charge. In addition, stockholders can elect to receive future proxy materials electronically by email or in printed form by mail, and any such election will remain in effect until terminated by the stockholder. We encourage all stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual meetings.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date; Shares Outstanding and Entitled to Vote

Our board of directors has fixed August 28, 2017 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, we had 24,203,464 shares of common stock issued and outstanding. Each stockholder of record as of the record date is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the record date. Stockholders do not have cumulative voting rights. We had no other class of capital stock outstanding as of the record date. No other shares are entitled to notice of, or to vote at, the Annual Meeting.

How to Vote Your Shares

If you hold your shares in your own name as the stockholder of record: You may vote your shares by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may vote by marking, dating and signing the enclosed proxy card and returning it in the postage-paid envelope provided or you may vote over the Internet or by telephone pursuant to the instructions provided in the proxy card. Additionally, you may vote your shares in person at the Annual Meeting. Stockholders voting by Internet or telephone should understand that, while we and the party providing the service through which you may vote by Internet or by telephone do not charge any fees to our stockholders for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

If your shares are held in the name of a broker or other nominee (that is, in “street name”): You will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on your broker’s (or other nominee’s) voting process. Please check with your broker or other nominee and follow the voting procedure your broker or other nominee provides to vote your shares. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

By casting your vote by proxy, you are authorizing the holders of the proxies solicited by this proxy statement to vote your shares in accordance with your instructions.

YOUR VOTE IS VERY IMPORTANT. We encourage you to submit your vote by proxy even if you plan to attend the Annual Meeting and vote in person.

How to Change Your Vote

If you hold your shares in your own name: You may revoke your proxy and change your vote at any time before your proxy is exercised by:

•	Delivering to our corporate secretary a written notice of revocation, dated later than the proxy you wish to revoke, before voting begins at the Annual Meeting;

•	Delivering to our corporate secretary a duly executed proxy bearing a date later than the proxy you wish to revoke, before voting begins at the Annual Meeting;

•	Voting again on a later date via the Internet or by telephone before 11:59 p.m. Eastern Time on October 24, 2017 (in which case only your latest Internet or telephone proxy submitted will be counted); or

•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke your proxy).

Any written notice of revocation or later dated proxy should be delivered before the close of business on October 24, 2017 to:

Savara Inc.

900 South Capital of Texas Highway

Las Cimas IV, Suite 150

Austin, TX 78746

Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice or a later dated proxy to our corporate secretary at the Annual Meeting before voting begins.

If your shares are held in street name: You must follow the instructions provided by the broker or other nominee if you wish to change your vote.

Proxies

If you provide specific voting instructions on your proxy card or when voting via the Internet or by telephone, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and execute a proxy (either by submitting it via the Internet or telephone or signing and returning a proxy card) without making individual selections, your shares will be voted in accordance with the recommendations of our board of directors, which are:

•	“For” election of each of the nominees to our board of directors listed in the proxy materials; and

•	“For” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

At this time, we are unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the holders of proxies solicited by this proxy statement, or their duly constituted substitutes acting at the Annual Meeting and any adjournment or postponement thereof, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The holders of proxies solicited by this proxy statement, or their duly constituted substitutes acting at the Annual Meeting and any adjournment or postponement thereof, may propose and vote for one or more adjournments or postponements of the Annual Meeting, including adjournments or postponements, to permit further solicitations of proxies. Proxies solicited may be voted only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting of our stockholders.

Broker Non-Votes

A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for those shares, but indicates on the proxy that it does not have authority to vote those shares on particular proposals because it has not received specific voting instructions from the beneficial owner for those proposals. Under the rules of the New York Stock Exchange, or NYSE, brokers and other nominees have discretion to vote shares held in street name on “routine” matters but lack such discretion with regard to “non-routine” matters. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 is considered a routine matter and, as such, brokers and other nominees may vote on that proposal in the absence of specific instructions from the beneficial owner. The other proposal described in this proxy statement is considered a non-routine matter and brokers and other nominees do not have discretionary authority to vote on such proposal.

Quorum and Required Votes

A majority of the aggregate number of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting and for any action to be taken at the Annual Meeting. If you submit a properly executed proxy via the Internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting.

Proposal 1: If a quorum exists at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting is required for the election of each director nominee. This majority voting standard means that a director nominee will be elected if the number of shares voted “For” that director nominee exceeds the aggregate number of shares voted “Against” and that “Abstain” from voting with respect to that director nominee. As a result, an abstention will have the same effect as a negative vote. Broker non-votes will not be counted toward the vote total and therefore will have no effect on the outcome of this proposal. In accordance with our corporate governance guidelines, each of our incumbent directors tendered his resignation in advance of being nominated for election at the Annual Meeting, with the effectiveness of such resignation subject to and contingent upon (a) the director’s failure to receive a sufficient number of votes for re-election at the Annual Meeting and (b) our board of directors’ acceptance of the resignation. Accordingly, the continued service on our board of directors by any director who is not re-elected because he does not receive the requisite affirmative votes at the Annual Meeting will be subject to our board of directors’ determination as to whether to accept or reject his resignation. Our board of directors will take into account and consider the voting results at the Annual Meeting, but has sole discretion to determine whether or not to accept the resignation.

Proposal 2: If a quorum exists at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP. An abstention will have the same effect as a negative vote. Brokers and other nominees generally will have discretionary authority to vote on this proposal because it is considered a routine matter under NYSE rules; therefore, we do not expect any broker non-votes with respect to this proposal.

Solicitation of Proxies

We are soliciting proxies from our stockholders on behalf of our board of directors and will pay for all costs incurred in connection with the solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders in person or by telephone, facsimile, email or other electronic methods without additional compensation other than reimbursement for their actual expenses.

We may retain a proxy solicitation firm to assist us in the solicitation of proxies for the Annual Meeting. We would pay such firm, if any, customary fees, which we do not expect would exceed $20,000, and would reimburse the firm for its reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

If You Receive More Than One Proxy Card

If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, please mark your votes and date, sign and return each proxy card, or vote your proxy via Internet or by telephone as instructed on each proxy card.

Householding Information

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of such document addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers and other nominees with account holders who are our stockholders may be “householding” the proxy materials. This means that only one copy of this proxy statement and our annual report may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other stockholder(s) sharing your address, please (i) notify your broker or other nominee, (ii) direct your written request to Savara Inc., 900 South Capital of Texas Highway, Las Cimas IV, Suite 150, Austin, TX 78746, Attention: Corporate Secretary or (iii) contact us by phone at (512) 961-1891. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should notify their broker or other nominee, or contact our corporate secretary at the above address or phone number.

If you have any questions about voting your shares, please contact us at (512) 961-1891.

Explanatory Note Regarding Our Recent Merger

On April 27, 2017, our company, Savara Inc. (formerly known as Mast Therapeutics, Inc.), completed its business combination with Aravas Inc., a Delaware corporation formerly known as Savara Inc. (“Aravas”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of January 6, 2017, by and among Savara, Victoria Merger Corp., and Aravas (the “Merger”).

In connection with the Merger, the stockholders of Savara approved a reverse stock split at a ratio of one new share for every seventy shares then outstanding (the “Reverse Stock Split”). The share and per share amounts in this Proxy Statement as of a date prior to the Merger do not reflect the Reverse Stock Split unless otherwise noted, and the share and per share amounts in this Proxy Statement as of a date after the Merger reflect the Reverse Stock Split. Upon the closing of the Merger, a wholly-owned subsidiary of Savara merged with and into Aravas, with Aravas, becoming a wholly-owned subsidiary of Savara and Savara being the surviving corporation of the Merger. As a result of the Merger, the Savara (formerly Mast) equity holders own approximately 23% of the combined company, and Aravas’s (formerly Savara) pre-existing equity holders own approximately 77%.

Pursuant to the terms of the Merger Agreement, all of our executive officers and three members of our board of directors prior to the Merger resigned, and our current executive officers and five members of our board of directors were appointed to their applicable offices, concurrent with the closing of the Merger. In this Proxy Statement, we discuss both our former executive officers and members of our board of directors prior to the Merger and our current executive officers and members of our board of directors.

BOARD OF DIRECTORS

The current members of our board of directors, their ages as of September 1, 2017, their committee assignments, and the month and year in which they commenced service on our board, are as follows:

Name	Age	Committee Membership	Director Since
Robert Neville	51	None	April 2017

Nevan Elam	49	Compensation Committee (Chair) Nominating & Governance Committee	April 2017

Richard J. Hawkins	68	Audit Committee	April 2017

Matthew Pauls	47	Compensation Committee	October 2015

David A. Ramsay	53	Audit Committee (Chair)	June 2011

Joseph S. McCracken	64	Compensation Committee Nominating & Governance Committee	April 2017

Yuri Pikover	56	Audit Committee Nominating & Governance Committee (Chair)	April 2017

Our certificate of incorporation and bylaws, provide that each director elected or appointed to our board of directors shall hold office until the next annual meeting of stockholders following such election or appointment and until the director’s successor is elected and qualified, or until the director’s earlier resignation or removal. Our bylaws provide that vacancies on our board of directors, including those resulting from an increase in the authorized number of directors, may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Any director appointed as a result of a vacancy holds office until the next annual meeting of stockholders and until a successor is elected and qualified. Pursuant to our bylaws, the authorized number of directors may be not less than three nor more than nine, with the exact number, which currently is seven, to be fixed by resolutions adopted from time to time by our board of directors. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this proxy statement.

NOMINEES FOR ELECTION TO THE BOARD

Each of our current directors has been nominated for election to our board of directors. The paragraphs below provide information about each such director nominee. There are no family relationships among any of our directors and executive officers.

Robert Neville. Mr. Neville has served as our Chairman and Chief Executive Officer since April 2017, and served as Aravas’ Chairman and CEO since he co-founded the company in June 2008. From January 2003 to December 2004, he served as managing director of Clockwise Consulting, where he worked with the Texas Children’s Hospital and the Baylor College of Medicine to develop an ICU-based monitoring and diagnostic device. From June 2000 to December 2002, he served as Vice President of Engineering at BMC Software, a software company providing information technology management solutions, where he oversaw the integration and expansion of the product line based on the acquisition of his previous company, Evity, Inc. From June 1998 to May 2000, Mr. Neville served as co-founder and CEO of Evity, Inc., a developer of a web-based application that enables customers to measure their transaction performance, where he led the development of the company until its acquisition by BMC Software. Based on his work at Aravas and Evity, Mr. Neville was honored as a two-time finalist for the Ernst & Young Entrepreneur of the Year award. Mr. Neville holds a post-graduate Engineering degree from the University of Natal South Africa. The Company believes Mr. Neville’s experience as Chief Executive Officer of Aravas and his previous service in executive positions at various companies qualifies him to serve on the board of directors.

Nevan Elam. Mr. Elam has served as a member of our board of directors since April 2017 and served as a member of the Aravas board of directors beginning in February 2009. Mr. Elam is currently the President, Chief Executive Officer and Chairman of AntriaBio, Inc., a biopharmaceutical company focused on developing novel extended release therapies. Prior to his tenure at AntiraBio which began in October 2012, Mr. Elam served for three years as the Chief Executive Officer and President of AeroSurgical Ltd., a medical device company operating out of Ireland. Prior to his service with AeroSurgical Ltd., Mr. Elam was Head of the Pulmonary Business Unit and Senior Vice President of Nektar Therapeutics. Earlier in his career he was a founder and Chief Financial Officer of E2open as well as a Partner in the corporate practice of the law firm of WSGR. In addition to serving on the AntriaBio Board of Directors, he also serves on the Board of Directors of pH Pharmaceuticals in Seoul, Korea. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelors of Arts from Howard University. The Company believes Mr. Elam’s broad experience with pharmaceutical companies, including advising them of their unique legal and regulatory obligations, qualifies him to serve on the board of directors.

Richard J. Hawkins. Mr. Hawkins has served as a member of our board of directors since April 2017 and served as a member of the Aravas board of directors beginning in October 2010. Since September 2010, Mr. Hawkins has served as President and Chief Executive Officer of Lumos Pharma, Inc., a clinical stage biotechnology company focused on bringing novel therapies to patients with severe, rare, and genetic diseases, whose medical needs are unmet. From 2000 to 2010, Mr. Hawkins, founded and advised numerous pharmaceutical companies including Sensus, where he served as co-founder and Chairman until being sold to Pfizer. From 1981 to 2000, Mr. Hawkins was founder, President and CEO of Pharmaco and guided the company’s growth to over 2,000 employees. The company later merged with PPD of Wilmington, NC to form PPD Pharmaco, one of the largest clinical contract research organizations in the world. Mr. Hawkins received his Bachelor of Science in Biology from Ohio University. The Company believes Mr. Hawkins’s experience in the pharmaceutical and life sciences industries as well as his broad management experience qualify him to serve on the board of directors.

Joseph S. McCracken. Dr. McCracken has served as a member of our board of directors since April 2017 and served as a member of the Aravas board of directors beginning in October 2013 and currently advises biopharmaceutical companies on the design and implementation of corporate strategy and business development initiatives. Dr. McCracken also serves on the boards of several biopharmaceutical companies, including

Alkahest, Inc. and Regimmune Inc. From July 2011 to September 2013, Dr. McCracken was Vice President and Global Head of Business Development & Licensing for Roche Pharma, a research-focused healthcare company, where he was responsible for Roche Pharma’s global in-licensing and out-licensing activities. From October 2009 until July 2011 he was General Manager, Roche Pharma Japan & Asia Regional Head, Roche Partnering. Prior to joining Roche Pharma, Dr. McCracken held the position of Vice President, Business Development at Genentech for more than 10 years, and previously held similar positions at Aventis Pharma and Rhone-Poulenc Rorer. Dr. McCracken holds a Bachelor of Science in Microbiology, a Master of Science in Pharmacology and a Doctorate of Veterinary Medicine from The Ohio State University. The Company believes Dr. McCracken’s extensive experience in the biotechnology and pharmaceutical industries qualifies him to serve on the board of directors.

Matthew Pauls. Mr. Pauls has served as a member of our board of directors since October 2015. Mr. Pauls currently serves as President and Chief Executive Officer of Strongbridge Biopharma plc (NASDAQ: SBBP), a biopharmaceutical company focused on therapies that target rare diseases, a position he has held since August 2014. He also has served as a member of the board of directors of Strongbridge since September 2015. Prior to Strongbridge, from April 2013 to August 2014, Mr. Pauls was Chief Commercial Officer of Insmed, Inc., a publicly traded global biopharmaceutical company focused on rare diseases. Prior to Insmed, Mr. Pauls worked at Shire Pharmaceuticals, a global specialty biopharmaceutical company, from 2007 to April 2013, most recently as Senior Vice President, Head of Global Commercial Operations from May 2012 to April 2013. Earlier in his career, from 1997 to 2007, Mr. Pauls held senior positions at Bristol-Myers Squibb in Brand Management and Payor Marketing and at Johnson & Johnson in various U.S. and global commercial roles. Mr. Pauls holds B.S. and M.B.A. degrees from Central Michigan University and a J.D. from Michigan State University College of Law. Mr. Pauls’ leadership experience and extensive commercialization, strategic planning and operations experience in the biopharmaceutical industry and particularly with therapies for rare diseases qualify him to serve as a member of the board of directors.

Yuri Pikover. Mr. Pikover has served as a member of our board of directors since April 2017 and served as a member of the Aravas board of directors beginning in October 2013. Since 1999 Mr. Pikover served as Managing Director of 37Ventures, a boutique venture fund focusing on growing early-stage startups. From 1999-2002 Mr. Pikover was Chairman and Chief Executive Officer of Access360. From 1993 to 1999, Mr. Pikover was co-founder and Executive Vice President of Xylan and helped lead the fast growing organization going public in 1996 and acquisition by Alcatel in 1999. The Company believes Mr. Pikover’s extensive experience as an investor and board member in pharmaceutical and life sciences companies and his knowledge gained from service on such boards qualify him to be a member of the board of directors.

David A. Ramsay. Mr. Ramsay has served as member of our board of directors since June 2011. Mr. Ramsay served as Chief Financial Officer of Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing and commercializing novel oncology therapies, from May 2013 until his retirement in July 2015 and from 2003 to May 2009. He also served as Halozyme’s Vice President, Corporate Development from May 2009 to May 2013. Mr. Ramsay currently provides consulting services to biotechnology companies, both publicly traded and privately-held. From 2000 to 2003, Mr. Ramsay was Vice President, Chief Financial Officer of Lathian Systems, Inc., a provider of technology-based sales solutions for the life science industry. From 1998 to 2000, he was with Valeant Pharmaceuticals International, Inc. (formerly ICN Pharmaceuticals, Inc.), a multinational specialty pharmaceutical company, where he served as Vice President, Treasurer and Director, Corporate Finance. Mr. Ramsay began his career at Deloitte & Touche, where he obtained his CPA license. Mr. Ramsay holds a B.S. in business administration from the University of California, Berkeley and a M.B.A. with a dual major in finance and strategic management from The Wharton School at the University of Pennsylvania. Mr. Ramsay’s significant experience as chief financial officer of life science companies, particularly his experiences at Halozyme during its successful development and its commercialization of its first products, and at a large audit and financial advisory firm, qualify him to serve on the board of directors.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that each of our directors other than Robert Neville is independent as defined under the NASDAQ Stock Market listing standards.

Board Committees

Our board of directors currently has an audit committee, compensation committee and nominating and governance committee.

Audit Committee. The Audit Committee of our board of directors was established by our board of directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	appointing and providing for the compensation of the independent registered public accounting firm to be engaged to prepare and issue an audit report and perform other audit, review or attest services;

•	approving any other permissible non-audit services to be provided by the independent auditor;

•	overseeing the work and evaluating the performance of the independent auditor, and, if so determined by the audit committee, terminating and replacing the independent auditor;

•	reviewing and discussing, including with management and the independent auditor, the annual and quarterly financial statements;

•	reviewing any proposed significant changes to accounting principles and practices;

•	reviewing any material changes to the system of internal control over financial reporting;

•	if applicable, reviewing management’s report on effectiveness of internal control over financial reporting and the independent auditor’s audit of the effectiveness of Savara’s internal control over financial reporting;

•	establishing a procedure for receipt, retention and treatment of any complaints or concerns received by Savara about accounting, internal accounting controls or auditing matters;

•	reviewing, approving and overseeing any related party transaction that would require disclosure pursuant to Item 404 of Regulation S-K;

•	overseeing the implementation and enforcement of our insider trading policy; and

•	reviewing and evaluating any significant financial risk exposures facing Savara and the steps our management has taken to control and monitor such exposures.

Savara’s management has the primary responsibility for our consolidated financial statements and the reporting process including our system of internal accounting and financial controls.

The Audit Committee consists of Mr. Ramsay, who serves as its chairman, Mr. Pikover and Mr. Hawkins. Our board of directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Audit Committee are independent as currently defined by listing standards and Rule 10A-3 of the Exchange Act. Our board of directors has also determined that Mr. Ramsay qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee. The Compensation Committee of our board of directors acts on behalf of our board of directors to review, adopt or recommend for adoption, and oversee Savara’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:

•	reviewing and recommending to our board of directors for its determination and approval the amount, form and terms of compensation of our Chief Executive Officer and other “officers” (as such term is defined under the NASDAQ listing standards);

•	reviewing and making recommendations to our board of directors regarding our overall compensation strategy and policies;

•	reviewing and making recommendations regarding Savara’s equity and/or cash incentive plans and other benefit plans and, to the extent as may be permitted or required under such plans, the committee has the power and authority to administer the plans, establishes guidelines, interpret plan documents, select participants, and approve grants and awards thereunder;

•	granting equity awards to non-officer employees and consultants in accordance with the terms of Savara’s equity incentive plan and to establish compensation policies and practices applicable to non-officer employees;

•	evaluating the relationship between executive officer compensation policies and practices and corporate risk management to confirm those policies and practices do not incentivize excessive risk-taking;

•	evaluating and making recommendations to our board of directors regarding the compensation of non-employee directors;

•	retaining, obtaining the advice of, engaging, compensating and terminating compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist it in carrying out its responsibilities and functions; and

•	appointing, compensating and overseeing the work of any of its compensation consultants, legal counsel and other advisors.

The Compensation Committee consists of Mr. Elam who serves as its chairman, Dr. McCracken and Mr. Pauls. All members of the Compensation Committee are independent as currently defined under the NASDAQ listing standards and Rule 10C-1 of the Exchange Act.

Nominating and Governance Committee. The Nominating and Governance Committee of our board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Savara (consistent with criteria approved by our board of directors), reviewing and evaluating incumbent directors, selecting or recommending to our board of directors for selection candidates for election to the board, making recommendations to our board of directors regarding the membership of the committees of the board, assessing the performance of the board, and developing a set of corporate governance principles for Savara. The responsibilities of the Nominating and Governance Committee relating to the nomination of directors include, among other things, the following:

•	identifying and recommending to our board of directors nominees for possible election to the board;

•	evaluating and making recommendations to our board of directors regarding its size, composition and leadership structure;

•	reviewing and assessing Savara’s corporate governance guidelines and recommending any proposed changes thereto to our board of directors;

•	reviewing and making recommendations to our board of directors regarding issues of executive officer succession planning and providing oversight with respect to corporate governance matters.

The Nominating and Governance Committee currently consists of Mr. Pikover, who serves as its chairman, Dr. McCracken and Mr. Elam. All members of the Nominating and Governance Committee are independent as currently defined in NASDAQ listing standards.

The board of directors of the Company may from time to time establish other committees. Charters for the audit committee, the compensation committee and the nominating and governance committee, as well as our corporate governance guidelines, are posted on our corporate website at: http://savarapharma.com/investors/corporate-governance/.

Meetings of the Board and its Committees

As required under applicable listing standards and our corporate governance guidelines, our board of directors meets on a regular basis to fulfill its responsibilities, including at least once each quarter, and our independent directors meet at least annually in executive session outside the presence of non-independent directors and management. During 2016, our board of directors met 22 times, the audit committee met four times, the compensation committee met three times and the nominating and governance committee met three times. Each member of our board of directors who is nominated for election at the Annual Meeting who served on our board during all or part of 2016 attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served during the period of such member’s service.

Board Leadership Structure and Role in Risk Oversight

Robert Neville currently serves as both the chairman of our board of directors and as our chief executive officer. We believe that combining the roles of chairman and chief executive officer promotes unification and direction, allowing for increased operational effectiveness and strong, efficient, leadership. Mr. Neville is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the leadership structure of our board of directors and its committees provides independent oversight that balances Mr. Neville’s combined role, which helps ensure a strong, independent, and active board of directors.

Our corporate governance guidelines do not require our board of directors to combine the roles of chairman and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. In the future, our board of directors may designate an independent director to serve as a lead independent director, with the responsibilities specified in our corporate governance guidelines.

Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors as a whole directly administers its risk oversight function. In addition, the risk oversight function is also administered through the committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving the board as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee reviews risks related to our compensation programs and practices and makes recommendations to our board regarding oversight of such risks. Our board of directors as a whole directly oversees our strategic and business risk, including product development risk, through regular interactions with our management. We believe our board’s leadership structure supports its role in risk oversight, with our executive officers responsible for assessing and managing risks facing our company on a day-to-day basis and the members of our board of directors providing oversight of such risk management.

Director Resignation Policy

Under Delaware law, an incumbent director may remain in office notwithstanding the failure to receive the required vote for re-election until the director’s successor is duly elected. To address this “holdover rule,” our corporate governance guidelines include a director resignation policy whereby our board of directors will nominate for re-election only those directors who tender an irrevocable, contingent resignation in writing to the chair of our board. The resignation becomes effective only if (a) the director fails to receive a sufficient number of votes for re-election at a meeting of stockholders at which director elections are held and (b) our board of directors accepts the resignation. If a director fails to receive the required vote for re-election, the nominating and governance committee, or such other committee designated by our board of directors, which we refer to as the “reviewing committee,” will act promptly to consider the director’s resignation and recommend to the full board of directors whether to accept or reject the resignation, or whether other action should be taken. Our board of directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. In considering whether to accept or reject a director’s resignation, each of the reviewing committee and our board of directors may consider any factors it deems relevant. Within 90 days after the date of the certification of the election results for the applicable stockholders’ meeting, our board of directors will act on the resignation, taking into account the reviewing committee’s recommendation, and publicly disclose its decision.

Prohibition on Hedging and Speculative Transactions Involving our Securities

As part of our insider trading policy, our directors and employees (including our executive officers) and designated consultants, advisors and contractors to our company are prohibited from engaging in speculative transactions involving our securities, including short sales, “sales against the box” or any equivalent transaction involving our securities (or the securities of any of our customers, vendors, suppliers or other business partners). In addition, as part of our insider trading policy, our directors, officers and other employees of and consultants, advisors and contractors to our company are prohibited from engaging in hedging or derivative transactions involving our securities, such as “cashless” collars, forward sales, equity swaps and other similar or related transactions. Further, our insider trading policy states that our directors and employees (including our executive officers) and other persons subject to the policy are not permitted to hypothecate or pledge our securities to secure a loan and that they cannot purchase our securities “on margin” (that is, borrow funds to purchase securities), including in connection with exercising any stock options.

DIRECTOR NOMINATIONS

Criteria for Board Membership and Process for Identifying and Evaluating Nominees

In recommending candidates for appointment or election to our board of directors, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of our board of directors and seeks to ensure that at least a majority of the directors are independent under NASDAQ listing standards and that the board’s Audit Committee and Compensation Committee will be comprised of directors who meet applicable NASDAQ listing standards and SEC rules regarding qualifications to serve on such committees. Candidates for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, willingness to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other directors and the extent to which the candidate would be a desirable addition to our board and any of its committees. Directors generally will not be nominated for re-election at any annual or special meeting held after their 80th birthday. In addition, our corporate governance guidelines require that directors limit their service on boards of directors of public companies to a total of four (including service on our board). Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of our company and its stockholders.

The Nominating and Governance Committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective within the pharmaceutical and biotechnology industries into account in identifying and selecting director nominees. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which is typically recommended to the full board of directors.

Stockholder Recommendations

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our board of directors may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: c/o Savara Inc., 900 S. Capital of Texas Highway, Las Cimas IV, Suite 150, Austin, Texas 78746, Attn: Secretary. Submissions must include the following information: the name, age, business address and residence address of the proposed nominee; a statement of the proposed nominee’s business experience and educational background; the proposed nominee’s principal occupation or employment; the class and number of shares of the Company’s capital stock beneficially owned by the proposed nominee; a detailed description of all relationships, arrangements or understandings between the proposing stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which such proposed nomination is being made by the stockholder; a detailed description of all relationships, arrangements or understandings between the proposed nominee and any service-provider or supplier to, or competitor of Savara’s; information regarding each of the criteria for board membership described above in sufficient detail to allow the Nominating and Governance Committee to evaluate the proposed nominee; and a statement from the proposed nominee that he or she is willing to be considered and willing to serve as a director if nominated and elected. The proposing stockholder must also include the following information with respect to such stockholder: documentation supporting that the proposing stockholder is a stockholder of Savara; the proposing stockholder’s name and address, as they appear on Savara’s books; and the class and number of shares of Savara’s capital stock beneficially owned by the proposing stockholder. If a stockholder submits a director recommendation in compliance with the procedure described above, the Nominating and Governance Committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be a qualified candidate, the nominating and governance committee and one or more members of the management team will interview the proposed nominee to determine whether he or she might be suitable to be a director. If the Nominating and Governance Committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and the specific needs of the board at the time, it will recommend to the board such person’s nomination. In connection with its evaluation, the Nominating and Governance Committee may request additional information from the proposed nominee and/or the proposing stockholder.

Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board at Savara’s annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to the company’s corporate secretary containing the information required by our bylaws. To be timely, such notice must be received at Savara’s principal executive offices not earlier than the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, such notice must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the date on which Savara first publicly announces the date of such meeting.

COMMUNICATIONS WITH DIRECTORS

Stockholders who wish to communicate with our board of directors or an individual director may do so by sending a written communication addressed to the board or an individual director to: Savara Inc., 900 South Capital of Texas Highway, Las Cimas IV, Suite 150, Austin, TX 78746, Attention: Investor Relations. Submitting stockholders should indicate they are a stockholder of our company. Depending on the subject matter, investor relations will: forward the inquiry to the chair of our board of directors, who may forward the inquiry to a particular director if the inquiry is addressed to a particular director; forward the inquiry to the appropriate personnel within our company (for instance, if it is primarily commercial in nature); attempt to handle the inquiry directly (for instance, if it is a request for information about our company or a stock-related matter); or not forward the inquiry, if it relates to an improper or inappropriate topic or is otherwise irrelevant.

Any stockholder who wishes to communicate with our board of directors to report complaints or concerns related to accounting, internal accounting controls or auditing may submit a report telephonically or through a web-based system via the toll-free telephone number or the internet address provided in our Code of Business Conduct and Ethics, which is available on our corporate website at www.savarapharma.com.

We encourage all of our directors to attend our annual meetings of stockholders. All of the directors serving on our board at the time of our 2016 annual meeting of stockholders, with the exception of Peter Greenleaf and Matthew Pauls, attended the meeting.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current executive officers and key employees, their ages and positions held as of September 1, 2017, are as follows:

Name	Age	Title
Robert Neville	51	Chairman and Chief Executive Officer
Taneli Jouhikainen	51	President and Chief Operating Officer
David Lowrance	49	Chief Financial Officer

Biographical Information

Robert Neville. For biographical information regarding Mr. Neville, see “Nominees for Election to the Board” above.

Taneli Jouhikainen. Dr. Jouhikainen has served as our President and Chief Operating Officer since April 2017. Dr. Jouhikainen is a co-founder of Aravas, and served as Chief Operating Officer of the company beginning in October 2009 and President beginning in December 2014. From October 2006 until September 2009, he served at Akela Pharma, Inc., a public clinical stage specialty pharmaceutical company focused on orphan drugs and inhalation products, first as Head of Corporate Development, and subsequently as interim CEO until the company’s merger with Nventa Biopharmaceuticals. From January 2004 to September 2006, he served as President of LAB Pharma Oy, and Head of the Drug Development Business Unit of its parent company, LAB International, Inc., a public clinical stage specialty pharmaceutical company. From January 2001 to January 2004, he served at Focus Inhalation Oy, a clinical stage specialty pharmaceutical company focusing on inhaled products, first as Vice President of Business Development & Strategy, and subsequently as President and Chief Executive Officer, until the merger of Focus Inhalation with LAB International, Inc. From May 1994 to December 2000, he served at Schering AG, a global pharmaceutical company, first as Research Manager, and subsequently as Head of Clinical Development. Dr. Jouhikainen holds an MD and a Ph.D. in hematology and immunology from the University of Helsinki, and an MBA from the Helsinki School of Economics.

David Lowrance. Mr. Lowrance has served as our Chief Financial Officer since April 2017. Mr. Lowrance served as Aravas’s Chief Financial Officer beginning in November 2016. From September 2014 to October 2016, Mr. Lowrance served as the Chief Financial Officer and Treasurer of Edgemont Pharmaceuticals, a fully-integrated specialty pharmaceutical company with multiple marketed products in the CNS space. From April 2011 to September 2014, Mr. Lowrance served as the Chief Financial Officer and Secretary of Acucela Inc., a clinicalstage biotechnology company that specializes in ophthalmic therapeutics, where he was responsible for overseeing all aspects of Acucela’s day-to-day operations, business development and growth endeavors, investor relations and corporate communications. While at Acucela, Mr. Lowrance helped lead a $162 million international IPO, with a listing on the Tokyo Stock Exchange. From March 2003 to April 2011, Mr. Lowrance was Vice President and Chief Financial Officer of Cumberland Pharmaceuticals Inc., a specialty pharmaceutical company focused on commercializing branded prescription products, where he oversaw all aspects of finance and accounting, business and growth strategy and product development. Mr. Lowrance, a CPA, holds a B.B.A. in Accounting from the University of Georgia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 28, 2017 (the “Evaluation Date”), or an earlier date for information based on filings with the SEC, by (a) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director, (c) each of the named executive officers listed in the compensation tables included in this proxy statement, and (d) all of our current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. Percent of beneficial ownership is based on 24,203,464 shares of our common stock outstanding as of the Evaluation Date.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of the Evaluation Date, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to the Company by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Savara Inc., 900 S. Capital of Texas Highway, Las Cimas IV, Suite 150, Austin, TX 78746.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding
Principal Stockholders:
Entities affiliated with Zambon SpA (1)	4,693,540	19.38%
Entities affiliated with Farallon Capital Management LLC (2)	2,225,000	9.19%
Serenova A/S	1,965,400	8.12%
Directors and Named Executive Officers:
Robert Neville (3)	678,909	2.78%
Nevan Elam (4)	47,971	*
Richard J. Hawkins (5)	45,627	*
Joseph S. McCracken (6)	91,030	*
Matthew Pauls (7)	3,775	*
Yuri Pikover (8)	407,034	1.68%
David A. Ramsay (9)	26,695	*
Taneli Jouhikainen (10)	392,446	1.61%
David Lowrance (11)	26,020	*
Brian Culley	34,323	*
Brandi L. Roberts	13,255	*
Edwin Parsley	12,779	*
Shana Hood	6,479	*
R. Martin Emanuele	4,208	*
Gregory D. Gorgas (12)	25,482	*
All current executive officers and directors as a group (9 persons) (13)	1,719,507	6.93%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.

1)	The information as to beneficial ownership is based on a Schedule 13G filed June 29, 2017 with the SEC on behalf of Zambon SpA and Zambon Company SpA (collectively, the “Zambon Reporting Persons”). The Schedule 13G states that the Zambon Reporting Persons have sole voting and dispositive power over 4,693,540 shares. The address of each of the Zambon Reporting Persons is Via Lillo del Duca, 10, Bresso, MI 20091, Italy.
2)	The information as to beneficial ownership is based on a Schedule 13G filed on June 12, 2017 with the SEC on behalf of Farallon Capital Management, LLC and the following associated persons and entities: Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P., Farallon Capital F5 Master I, L.P., Farallon Partners, L.L.C., Farallon Institutional (GP) V, L.L.C., and Farallon F5 (GP), L.L.C. Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren, and Mark C. Wehrly (collectively, the “Farallon Reporting Persons”). The Schedule 13G states that, collectively, the Farallon Reporting Persons have shared voting and dispositive power over 2,225,000 shares. The address of the Farallon Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.
3)	Includes 248,524 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
4)	Consists of 47,971 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
5)	Consists of 45,627 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
6)	Includes (i) 30,740 shares issuable upon the exercise of options held by Dr. McCracken and (ii) 424 shares issuable upon the exercise of outstanding warrants, in each case that are exercisable within 60 days of August 28, 2017.
7)	Includes 3,125 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
8)	Includes 275,445 shares held by 37Ventures, LLC, and Mr. Pikover is managing director of 37Ventures, LLC. Also includes (i) 30,740 shares issuable upon the exercise of options held by Mr. Pikover and (ii) 849 shares issuable upon the exercise of outstanding warrants, in each case that are exercisable within 60 days of August 28, 2017.
9)	Includes 3,125 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
10)	Includes 157,120 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
11)	Includes 23,920 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
12)	Consists of 25,482 shares issuable upon the exercise of options that are exercisable within 60 days of August 28, 2017.
13)	Includes 851,897 shares held of record by the Company’s directors and executive officers, 590,892 shares issuable upon the exercise of options held by the Company’s directors and executive officers that are exercisable within 60 days of August 28, 2017, 1,273 shares issuable upon the exercise of warrants held by the Company’s directors and executive officers or their affiliates that are exercisable within 60 days of August 28, 2017, and 275,445 shares held by entities over which the Company’s directors and executive officers may be deemed to have voting and dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee’s charter requires that it reviews and approves any proposed related-party transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Savara had no related party transactions requiring disclosure under applicable SEC rules for the year ended December 31, 2016 and no such related party transaction is currently proposed.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, (1) a director shall not be personally liable to Savara or its stockholders for monetary damages for breach of fiduciary duty as a director, and (2) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of Savara, as a director or officer of any of our predecessors or any other enterprise per Savara or any of its predecessor’s request. Our amended and restated bylaws provide that (a) we shall indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited exceptions, and (c) the rights conferred in our amended and restated bylaws are not exclusive.

We entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Savara against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. Pursuant to the terms of the Merger Agreement we purchased an insurance policy, which maintains in effect for six years from the closing the directors’ and officers’ liability insurance policies maintained by Savara prior to the Merger.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of securities ownership and changes in such ownership with the SEC. Our officers and directors and persons who own more than 10% of our common stock also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met during the fiscal year ended December 31, 2016.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis for Fiscal Year 2016

Introduction

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table below, who are referred to as our “Named Executive Officers” or “NEOs.” The compensation committee of our board of directors assists the board of directors in discharging its responsibilities regarding compensation of our executive officers, including the NEOs. In particular, the compensation committee makes recommendations to the board of directors regarding the corporate goals and objectives relevant to executive compensation, evaluates performance in light of such goals and objectives, and recommends the executives’ compensation levels and components to the board of directors based on such evaluations. In accordance with its charter, at least annually, the compensation committee reviews the elements, amounts, and terms of our executive officers’ compensation. Our Chief Executive Officer attends compensation committee meetings, provides his assessment of corporate and individual performance, and makes recommendations to the compensation committee regarding executive compensation. Other executive officers, including our Chief Financial Officer, also attend compensation committee meetings and provide information regarding corporate goals and performance. In reviewing and making its recommendations to the board of directors, the compensation committee takes into consideration our Chief Executive Officer’s assessment of performance and recommendations regarding goals and objectives and compensation. The compensation committee meets in executive session, outside the presence of our Chief Executive Officer and all other executive officers, to deliberate and determine its recommendations regarding our Chief Executive Officer’s compensation. Our Chief Executive Officer may be present during the deliberation of other officers’ compensation. The compensation committee’s recommendations relating to compensation matters are subject to approval by the board of directors.

For our most recently completed fiscal year (the year ended December 31, 2016), our Named Executive Officers were:

•	Brian Culley, our former Chief Executive Officer;

•	Edwin Parsley, our former Chief Medical Officer and Senior Vice President;

•	Brandi Roberts, our former Chief Financial Officer and Senior Vice President; and

•	Shana Hood, our former General Counsel, Vice President and Secretary;

•	R. Martin Emanuele, our former Senior Vice President, Development, who served as our Senior Vice President, Development from April 2011 until October 28, 2016, and began serving as a Research & Development Advisor on a temporary, part-time employment basis on October 31, 2016; and

•	Gregory Gorgas, our former Senior Vice President, Commercial, whose employment with us ended on December 28, 2016.

Compensation Philosophy and Objectives

Our executive compensation program is intended to attract and retain our executive officers and to motivate them to increase stockholder value on both an annual and long-term basis. As a clinical-stage biopharmaceutical company, these objectives are to be accomplished primarily by positioning us to maximize our drug product development and regulatory approval efforts and to transform those efforts, over time, into revenues and income from commercialization of and/or strategic collaborations with respect to our product candidates. To that end, our executive compensation packages include a base salary to provide an element of income stability and security that compensates our executive officers for expected day-to-day performance, an annual cash bonus opportunity to incentivize our executive officers to achieve near-term corporate goals that are set by our board of directors and intended to enhance the value of our company, and significant long-term incentive in the form of stock-based compensation to further align the interests of our executive officers with those of our stockholders, reward long-term value-creation, and increase retention. The components of our executive compensation program also are intended to complement each other and offset risk of overemphasis on short-term goals to the detriment of long-term value creation.

Overview

Our executive compensation program is relatively simple and straightforward, with base salary, annual performance-based cash incentives, and stock options being the principal components. In addition, executive officers generally participate in the same benefit programs as our other full-time employees.

In reviewing executive compensation for 2016, the compensation committee engaged an independent compensation consultant (as discussed further below) to assist it in evaluating our executive compensation practices, including measuring their competitiveness against an appropriate peer group. For other recent years, including fiscal years 2015 and 2014, the compensation committee did not use a compensation consultant in connection with evaluating and recommending executive compensation, and relied upon the professional and market experience of the compensation committee members, as well as consideration of survey data published by the San Diego Biotechnology Employee Development Coalition. For 2016, the compensation committee determined it was appropriate to target total direct executive compensation (base salary, annual incentive value and long-term incentive value) to the 50 th percentile of executive compensation of our peer group. However, the compensation committee also concluded executive compensation may be above or below the 50 th percentile based on an executive’s responsibilities, experience, performance and internal pay equity considerations.

In determining our peer group and recommending annual performance goals and objectives and stock option awards for 2016, the compensation committee considered that we anticipated a pivotal event for our company in 2016— the completion of enrollment in and announcement of results of a double-blinded Phase 3 clinical study of our lead product candidate. The anticipation of this event and the expectation that, whether positive or negative, the study outcome could result in new strategic opportunities for our company, also, in part, led the compensation committee to consider and recommend executive severance agreements with the NEOs, as discussed further below under “Executive Severance Agreements.” We do not have employment agreements with our executive officers and the executive severance agreements were considered important to enabling the executive officers to identify and evaluate strategic opportunities and business strategy objectively, from the perspective of what is in the best interest of our stockholders, without regard to the potential impact of a transaction on their own job security or personal financial interests.

Pursuant to its charter, the compensation committee has the authority to select and retain the services of compensation consultants to assist it in reviewing and making recommendations regarding executive compensation. In August 2015, the compensation committee engaged Barney & Barney, a Marsh & McLennan Agency LLC Company, to assist it in identifying a group of peer companies to be referenced in the compensation committee’s compensation review process for 2016, to conduct an assessment of the competitiveness of our executive compensation against that of the peer companies selected by the compensation committee, and to provide advice as to the structure of our executive compensation program. Before selecting Barney & Barney, the compensation committee conducted an independence assessment in accordance with its charter and the applicable corporate governance standards, and concluded that Barney & Barney was an independent adviser and that its work did not raise any conflict of interest.

Executive Compensation Components

Base Salary

The purpose of the base salary component of our executive compensation is to provide a level of income that allows us to attract and retain executive talent and mitigates pressure to focus on stock price performance to the detriment of other important aspects of our business by providing an element of income stability and security. The base salary represents fixed cash compensation recognizing individual performance, scope of responsibility, leadership skills and experience, and it compensates an executive for performing his or her job responsibilities on a day-to-day basis. The base salaries of our executive officers are initially established through arm’s-length negotiation at the time of hire. Base salaries are then reviewed at least annually by the compensation committee and may be adjusted to realign with market levels after taking into account individual responsibilities, performance and experience. The compensation committee also evaluates an executive officer’s base salary in the context of the executive’s other compensation components to ensure that the executive’s compensation package is in line with our overall compensation philosophy and objectives as discussed above.

When reviewing base salaries for 2016, the compensation committee considered various data regarding the base salaries of executive officers in comparable positions at other life sciences companies developing specialty pharmaceuticals or biological products as described below under “Factors for Determining 2016 Compensation – Peer Group and Competitive Assessment.” Additional factors included, but were not limited to, company size, market capitalization, stage of development of a company’s lead product candidate, and geographic location. The compensation committee also considered the individual experience level and past performance of each NEO in light of our needs and objectives, as well as whether the NEO was expected to have increased responsibilities relative to the prior year. The compensation committee also reviewed analysis from Barney & Barney to ensure that base salaries would be within the competitive range of other companies in our peer group.

In January 2016, upon recommendation by the compensation committee, our board of directors approved increases of 2.25% to 5.66% to the NEOs’ base salaries relative to their 2015 base salaries effective January 1, 2016. The following annual base salaries were determined based on the factors discussed above as well as below under “Factors for Determining 2016 Compensation”:

Named Executive Officer	2016 Salary ($)	Increase over 2015 Salary (%)
Brian Culley	428,600	2.25
Brandi Roberts	312,000	4.00
Edwin Parsley	364,575	3.25
Shana Hood	280,000	5.66
R. Martin Emanuele	318,260	2.50
Gregory Gorgas	300,280	5.50

Annual Performance-Based Cash Incentive Plan

Our annual performance-based executive incentive plans, which provide for variable compensation based on performance against annually established objectives, are designed to motivate our executive officers to achieve near-term goals intended to enhance the long-term value of our company without excessive risk taking. In March 2016, upon recommendation of the compensation committee, our board of directors adopted and approved the 2016 Executive Incentive Plan, pursuant to which executive officers were eligible for incentive awards, generally payable in cash, based on achievement of corporate and, potentially, individual performance objectives.

Under the 2016 Executive Incentive Plan, each participant was assigned an incentive target that was expressed as a percentage of his or her annual base salary, with the participant’s actual incentive award to be based on the level of achievement of the corporate objectives approved by our board of directors because, for 2016, no individual objectives were adopted, so awards for all executives were to be based entirely on achievement of the corporate objectives. The incentive targets were 50% of base salary for our Chief Executive Officer and 35% of base salary for the other NEOs. The compensation committee and our board of directors determined that the corporate objectives would align the interests of our executive officers with those of our stockholders and, because awards were to be based entirely on achievement of the corporate objectives, the interests of all our executive officers would be aligned with one another and further promote collaborative effort toward the achievement of the corporate objectives. Under the 2016 Executive Incentive Plan, our board of directors had discretion to grant an award that was less than the incentive target if it determined performance partially met objectives or was less than acceptable, and to grant an incentive award that exceeded the incentive target if it determined performance exceeded objectives or was excellent in view of prevailing conditions; provided that no award could exceed three times a participant’s base salary.

Due to the nature and life cycle stage of our business, the corporate objectives under the 2016 Executive Incentive Plan, which were established by our board of directors in March 2016 at the time the 2016 Executive Incentive Plan was adopted, were weighted heavily on advancing our product candidates toward regulatory approval, most heavily with regard to our then-lead product candidate, vepoloxamer, in the U.S. for the treatment of sickle cell crisis. Our board of directors believed timely execution on the Phase 3 clinical study of vepoloxamer and specific progress toward FDA approval of vepoloxamer for the treatment of sickle cell crisis were critical to value creation for our stockholders and, accordingly, set 2016 goals intended to focus the management team in that regard. The 2016 goals and the relative weighting assigned to each goal were as noted in the table below.

Goal	Weighting
Unblinding of Phase 3 clinical study by June 30th	20%
Progress toward 2017 submission of New Drug Application for vepoloxamer (assuming Phase 3 study success) or execution on contingency plans (in event of negative Phase 3 results)	40%
Initiation of 100-patient, investigator-sponsored Phase 2 study of AIR001; enrollment in Phase 2 study of vepoloxamer in heart failure	5%
Capital funding and cash management consistent with forecast and strategic plans	20%
Shareholder return relative to peer group	15%

In January 2017, the compensation committee reviewed performance against the 2016 corporate goals. In light of the delayed timing of unblinding of the Phase 3 clinical study data, the study’s failure to achieve its primary efficacy endpoint, and our subsequent decision to discontinue all clinical development of vepoloxamer, the compensation committee determined that key goals were not achieved. However, in reviewing performance, the compensation committee considered the executive officers’ accomplishments with respect to executing on our contingency plans in the case of negative Phase 3 study results, including the negotiation and execution of the merger agreement with Aravas, as well as successes in advancing the development of AIR001. Ultimately, the compensation committee determined to recommend that no bonuses be awarded under the 2016 Executive Incentive Plan and our board of directors agreed with that recommendation. Accordingly, the NEOs did not receive any incentive awards under the 2016 Executive Incentive Plan. The following table sets forth the incentive targets and actual payout under the 2016 Executive Incentive Plan:

Named Executive Officer	Incentive Target (% of base salary)	Award Paid (% of base salary)
Chief Executive Officer	50%	0%
All Other NEOs	35%	0%

Long-Term Incentive Awards – Stock Options

We typically grant stock option awards to our employees, including our executive officers, with multi-year, time-based vesting. In 2016, 2015 and 2014, stock option awards were the only equity awards granted to our employees, including the NEOs. All option awards were granted under our stockholder-approved plans that do not permit repricing or exercise prices below the closing sale price of our common stock on the grant date. Stock options granted to employees who have been employed by us for more than one year as of the grant date generally vest on a monthly basis over a four-year period after the grant date. Stock options granted to new employees generally vest monthly over four years after a one-year anniversary “cliff” vesting of 25% of the shares subject to the option. All option awards typically have a 10-year term.

Because vesting occurs over multiple years and only if the employee continues to be employed with us at the time of vesting and because a stock option becomes valuable only if our stock price is greater at the time an option is exercised than it was at the time the option was granted, our board of directors believes these equity awards encourage our employees to remain with our company, promote a long-term perspective on corporate success, directly incentivize the NEOs to build long-term value, and align the interests of our employees, including the NEOs, with our stockholders. The multi-year vesting feature and 10-year term also foster employee retention.

In determining the size of option awards to be granted to our employees, including the NEOs, in 2016, our compensation committee and our board considered, among other things, comparative industry data provided by Barney & Barney, our outstanding shares of and securities exercisable for our common stock, the amount of option awards granted to the NEO in prior years and the retentive value of his/her outstanding option awards, the amount of shares available under our 2015 Omnibus Incentive Plan and desirable run rate and aggregate estimated equity usage in the future, each NEO’s ownership in our company, our corporate performance and each NEOs individual role, responsibilities and performance. The compensation committee and, ultimately, our board of directors exercise discretion in determining the information they consider, as well as the weighting of particular information, in determining the stock option awards. The determination of equity awards is made by our board, taking into account its compensation committee’s recommendations, after evaluating the information and areas of consideration described above in their totality. The option awards to the NEOs for 2016 were approved by our board of directors on December 22, 2015 for grant on the first business day of 2016, which was January 4, 2016, with an exercise price equal to the closing sale price of our common stock on the grant date.

Stock option grant information for 2016 is set forth below under “Grants of Plan-Based Awards.”

Other Elements of Compensation

We maintain broad-based benefits that are provided to all regular, full-time employees (including the NEOs), including health, dental and vision insurance, life and disability insurance, paid time off, and a 401(k) plan. We believe these benefits enable us to offer more competitive compensation packages and support employee focus and productivity.

401(k) Plan and Company Match. We have a defined contribution savings plan pursuant to Section 401(k) of the Internal Revenue Code of 1986. The plan is for the benefit of all employees and permits voluntary contributions by qualifying employees of up to 100% of eligible compensation, subject to Internal Revenue Service-imposed maximum limits. Under the terms of the plan, in 2016, 2015 and 2014, we were required to make matching contributions equal to 100% of employee contributions up to 6% of eligible compensation, limited by the IRS-imposed maximum, for all employees.

Life Insurance Policies. We provide all regular, full-time employees, including the NEOs, with a life insurance policy equal to two times the employee’s annual base salary, up to a maximum coverage of $750,000.

Vacation Time Benefits. Mr. Culley, Ms. Roberts, Dr. Parsley and Ms. Hood accrue 31, 25, 22 and 26 vacation days per year, respectively, subject to annual adjustment based on the number of years of the officer’s employment with us. Prior to the conclusion of their full-time employment with us, Dr. Emanuele and Mr. Gorgas both accrued 25 vacation days per year. Under our policy, the maximum number of vacation days that an employee, including the NEOs, can accrue is two times the employee’s annual accrual limit. Accrued but unused vacation time is paid upon termination of employment. The amounts paid to Dr. Emanuele and

Mr. Gorgas upon termination of their employment in October 2016 and December 2016, respectively, are set forth in the Summary Compensation Table below. As a temporary, part-time employee, Dr. Emanuele does not accrue vacation time.

Perquisites. We did not provide any of the NEOs with perquisites in 2016 that exceeded $10,000 in the aggregate for any person.

Executive Severance Agreements

The employment of each of the NEOs is at-will and they or we may terminate their employment with us at any time with or without prior notice, subject to payment of severance benefits under certain circumstances as described below. In March 2016, the compensation committee recommended, and our board of directors approved, an executive severance agreement with each of the NEOs that provides for the severance benefits described below under “Executive Severance Agreements” upon a qualifying termination of employment and the NEO’s compliance with certain post-termination obligations, including delivery of a general release of claims in favor of our company. The March 2016 executive severance agreements replaced and superseded all pre-existing severance arrangements between our company and the NEOs.

In connection with its review of executive compensation for 2016, the compensation committee, with input from Barney & Barney, evaluated existing severance arrangements with our executive officers with a goal of ensuring they serve as an adequate tool for retaining key talent, particularly during volatile and/or transitional periods for our company and considered, among multiple factors, peer company practice and consistency of severance compensation among the executive officers. The compensation committee also specifically considered that, in 2016, we anticipated a pivotal event for our company— the completion of enrollment in and announcement of results of a double-blinded Phase 3 clinical study of our lead product candidate, which, whether positive or negative, could result in new strategic opportunities for our company, and the compensation committee and our board of directors determined it was important to establish severance arrangements that would allow the executive officers to assess strategic opportunities objectively, from the perspective of what is in the best interest of our stockholders, without regard to the potential impact of a transaction on their own job security or personal financial interests. Prior to the 2016 executive severance agreements, the NEOs had disparate severance arrangements that were established in 2009, 2011, 2012 and 2014. Following its review of existing severance arrangements, the compensation committee determined to replace and supersede all existing severance arrangements with an agreement that was consistent among the executive officers, except as to the amount of potential severance benefits, which is greater for our Chief Executive Officer than the other NEOs, as described below under “Potential Payments upon Termination or Change in Control – Executive Severance Agreements.” The compensation committee and our board of directors recognize the potentially significant cost of the severance offered by the executive severance agreements, but believe it is outweighed by value they provide as discussed above and balanced by other factors, such as:

•	no “single trigger” benefits— no severance benefits are triggered solely as a result of a change in control of our company; the executive officer must be involuntarily terminated or resign for good reason to become eligible for severance;

•	no tax gross-up payments are provided for “golden parachute” excise taxes; and

•	receipt of severance benefits is, in all cases, conditioned upon our receipt of a general release of claims from the NEO in favor of our company that becomes effective.

Factors for Determining 2016 Compensation

Performance

One of the primary objectives of our executive compensation program is to motivate our executive officers to achieve strategic goals that our board of directors believes will lead to short-term and long-term value creation for our stockholders. As discussed above, given the nature of our business and our life-cycle stage, these goals are largely tied to advancement of our product pipeline through the attainment of clinical and regulatory milestones, securing adequate funding, and managing our cash resources consistent with forecast and strategic plans. Although our annual executive incentive plans establish pre-approved goals, our board of directors retains significant discretion to assess performance in a subjective, non-formulaic manner. This is evidenced by the board’s decision not to award any bonuses under the 2016 Executive Incentive Plan, but to provide incentive for continuing efforts leading to consummation of the Merger by establishing the 2017 bonus opportunity for the NEOs described below under “2017 Executive Compensation.”

Peer Group and Competitive Assessment

Our compensation committee believes that establishing a peer group and reviewing compensation packages offered and paid to similar positions of that peer group provides useful information in evaluating our executive compensation practices, including the structure and levels of compensation that will allow us to attract, retain and motivate our executive officers and also align their interests with those of our stockholders. Accordingly, in consultation with Barney & Barney, in the fourth quarter of 2015, the compensation committee established a peer group for a market assessment of our executive compensation ahead of making its recommendations for 2016 executive compensation. Peer companies were identified based on several characteristics, including being publicly traded, industry sector, size (in reference to each of market capitalization, revenues, and number of employees), stage of development of the company’s lead drug, and geographic location. The peer group consisted of the following 25 life science companies with an emphasis on specialty pharmaceutical and/or biological products:

AcelRx Pharmaceuticals	CytRx	Neuralstem
Apricus Biosciences	Endocyte	OncoSec Medical
ArQule	Evoke Pharma	Pain Therapeutics
Catabasis Pharmaceuticals	Fate Therapeutics	Palatin Technologies
CEL-SCIC	Glycomimetics	Repros Therapeutics
ChemoCentryx	GTx	Sunesis Pharmaceuticals
Cidara Therapeutics	ImmunoCellular Therapeutics	TRACON Pharmaceuticals
Conatus Pharmaceuticals	MEI Pharma
Cytokinetics	Mirati Therapeutics

The executive employment market in our industry in Southern California, the location of our corporate headquarters prior to the Merger, is competitive because there are many biopharmaceutical, biotechnology, specialty pharmaceutical, and medical device companies in the region that are similar to us in size and stage of development. To effectively recruit, retain and motivate key employees, we believe our executive compensation must be competitive within the peer group and region in which we compete, while also aligned with the interest of our stockholders. The review conducted against similar positions in the peer group established by our compensation committee indicated that actual total direct compensation levels for the NEOs, excluding our General Counsel, were aligned with the median. The General Counsel position was not reviewed because, at the time the compensation committee conducted its assessment, we did not have that position. The assessment also indicated that while total potential ownership levels were above the median, because a large majority of the stock options held by the NEOs were underwater (i.e., the exercise price was above the market price of our common stock), the equity compensation was not serving as a significant incentive for executive retention. The information resulting from this market assessment was a factor in the compensation committee’s recommendations for executive compensation for 2016 discussed above; in particular, with respect to recommending the size of stock option awards to be granted in 2016.

Results of “Say on Pay” Advisory Vote on Executive Compensation

At our 2016 annual meeting of stockholders, approximately 77% of shares voted on the “say on pay” proposal approved, on an advisory basis, the compensation paid to our named executive officers as disclosed in our definitive proxy statement for that meeting. The 2016 annual meeting was held on June 15, 2016, by which time our compensation committee had completed its review and recommendations, and our board of directors had approved, executive compensation for 2016. However, the compensation committee does monitor the results of these advisory votes and considers such results in making its executive compensation recommendations to our board of directors. Our stockholder advisory votes on executive compensation are held every three years. At our 2013 annual meeting of stockholders, approximately 86% of shares voted on the proposal approved, on an advisory basis, the compensation paid to our named executive officers as disclosed in our definitive proxy statement for that meeting. Our executive compensation philosophy, objectives and basic structure remained consistent between the 2013 annual meeting of stockholders and our board’s determination of 2016 executive compensation.

2017 Executive Compensation

In determining executive compensation for 2017, the compensation committee considered the results of the Phase 3 clinical study of vepoloxamer and the subsequent negotiation and execution of the Merger Agreement on January 6, 2017, taking into account that consummation of transactions contemplated by the Merger Agreement would result in a change in control of our company. On January 17, 2017, the compensation committee recommended and our board of directors made the compensation-related decisions described below in furtherance of retaining, rewarding and incentivizing our remaining executive officers’ continuing efforts to help our company achieve its goals through the Merger (including consummation of the Merger) and to obtain agreement and clarity regarding the effect of the change in control on outstanding stock options held by our current employees and directors. Our board of directors’ January 2017 decisions included that there would be no base salary increases for 2017 or awards under the 2016 Executive Incentive Plan (as described above).

2017 Retention/Performance Bonus

To reward the NEOs for their contributions in negotiating the Merger Agreement and incentivize them to continue employment through consummation of the Merger, the compensation committee recommended and our board of directors approved a retention/performance bonus payable 50% in a single sum cash payment and 50% in a grant of restricted stock units (RSUs) for the NEOs currently serving as executive officers, with payment of the cash award and vesting of the RSUs contingent upon consummation of the Merger on or before July 6, 2017, the NEO’s continued service with us until that event, and the NEO’s delivery of a general release of claims in our favor. The amounts of these awards are as set forth in the table below:

Named Executive Officer	Cash Award ($)	RSU Award (# of units)
Brian Culley	53,575	382,679
Brandi Roberts	27,300	195,000
Edwin Parsley	31,900	227,859
Shana Hood	24,500	175,000

The RSUs were granted under our stockholder-approved 2015 Omnibus Incentive Plan. Each RSU represents a right to receive one share of our common stock. The number of RSUs granted to each NEO is the quotient of the amount of the cash award for the NEO divided by the closing sales price of our common stock on the date our board approved these awards, which was $0.14 per share.

Restricted Stock Units Awards

To further incentivize the NEOs to continue efforts to help our company achieve its goals through the Merger with Aravas, as well as to reduce our fully-diluted share count and maximize the exchange ratio set forth in the Merger Agreement for the benefit of our stockholders, the compensation committee determined it would be in the best interests of our company and stockholders to reach an agreement and understanding with the NEOs that all of their outstanding and unexercised stock options would be cancelled immediately prior to, but contingent upon, the consummation of the Merger, without any accelerated vesting to which they otherwise may be entitled. Accordingly, upon recommendation of the compensation committee, our board of directors approved RSU awards to the NEOs currently serving as executive officers. In accordance with the notices of grant and agreements governing these awards, the RSUs were granted under our 2015 Omnibus Incentive Plan and vested in full if the NEO was providing services to us on the date the Merger was consummated or immediately prior to such date. In addition, in accordance with the notices of grant and agreements governing the RSUs, all of the NEOs’ outstanding and unexercised stock options were cancelled immediately prior to, but contingent upon, the consummation of the Merger and ceased to be exercisable as of such date without any accelerated vesting. Please see below under “Outstanding Equity Awards at Fiscal Year-End 2016” for the number of shares underlying outstanding stock options held by the NEOs as of December 31, 2016. The amounts of these RSU awards to the NEOs are set forth in the table below:

Named Executive Officer	RSU Award (# of units)
Brian Culley	1,985,515
Brandi Roberts	694,926
Edwin Parsley	666,713
Shana Hood	278,556

Prohibition on Hedging the Economic Risk of Ownership in Our Securities

For a description of restrictions related to hedging, please see the section entitled “Prohibition on Hedging and Speculative Transactions Involving our Securities.”

Compensation Risk Assessment

The compensation committee’s responsibilities include evaluating our executive compensation program to confirm that it does not incentivize excessive risk-taking. Our executive compensation program includes a mix of different types of compensation (base salary, annual performance-based cash bonuses, and long-term equity incentive awards), which provides balance between fixed and performance-based compensation and as to the timing of pay realization. We also believe that our compensation program encourages and rewards prudent business judgment and incentivizes executive officers to achieve near-term goals but not to the detriment of long-term value creation, which further aligns the interests of the executive officers with those of our stockholders. Based on its latest review, the compensation committee concluded that our executive compensation program does not create risks that are reasonably likely to have a material adverse impact on our company.

Conclusion

Attracting, retaining and motivating key employees is essential to creating stockholder value. Offering a competitive compensation program with the right mix of base salary and performance-based compensation, including a substantial equity component, and providing for post-termination compensation in certain circumstances, helps us achieve our business objectives and aligns the interest of our executive officers with those of our stockholders. We believe that our 2016 executive compensation was appropriate in that regard.

Compensation Committee Interlocks and Insider Participation

During 2016, the compensation committee consisted of Dr. Dittrich, Mr. Greenleaf and Mr. Pauls. No member of the compensation committee has ever been an officer or employee of ours. None of our executive officers currently serves, or served during 2016, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report

The compensation committee of the board of directors of Savara, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE*

Matthew Pauls

*Mr. Elam and Dr. McCracken are currently members of the compensation committee and became members upon the closing of the Merger in April 2017. Thus, the relevant review and discussions of the compensation committee described above took place before Mr. Elam and Dr. McCracken were appointed to the committee. Accordingly, and in accordance with SEC guidance, their names do not appear with the compensation committee in this report.

The material in the foregoing Compensation Committee Report is not “soliciting material,” shall not be deemed “filed” with the SEC, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth compensation information for the NEOs for the years ended December 31, 2016, 2015 and 2014:

	Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Option Awards ($) (1) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)		Total ($)
Brian M. Culley (5)	2016	428,600	359,172		—	17,160		804,932
Former Chief Executive Officer	2015	419,175	1,286,155		171,862	17,490		1,894,682
	2014	405,000	863,039		189,591	16,440		1,474,070
Brandi L. Roberts (6)	2016	312,000	167,629		—	16,589		496,218
Former Chief Financial Officer & Senior Vice President	2015	300,000	494,418		73,800	17,310		885,528

Edwin L. Parsley (7)	2016	364,575	167,629		—	19,409		551,613
Former Chief Medical Officer & Senior Vice President	2015	353,100	637,327		101,340	65,916	(8)	1,157,683

Shana Hood (9)	2016	280,000	119,714		—	16,512		416,226
Former General Counsel, Vice President & Secretary
R. Martin Emanuele (10)	2016	266,807	180,413	(11)	—	337,034	(12)	784,254
Former Senior Vice President, Development	2015	310,500	336,172		76,383	21,172		744,227
	2014	300,000	201,033		84,263	20,078		605,374
Gregory D. Gorgas (13)	2016	297,812	235,430	(14)	—	322,548	(15)	855,790
Former Senior Vice President, Commercial

1)

Amounts shown in this column do not reflect compensation actually received by the NEO. The amounts in this column represent the aggregate grant date fair value of option awards granted to the NEO in the year indicated, calculated in accordance with the provisions of Financial Accounting Standards Board, or FASB,

Accounting Standards Codification, or ASC, Topic 718, Stock Compensation , except that any estimate of forfeitures was disregarded. For a description of the assumptions used to calculate these amounts, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
2)	Pursuant to the terms of the RSUs described above under “Compensation Discussion and Analysis – 2017 Executive Compensation,” all of the outstanding stock options held by Mr. Culley, Ms. Roberts, Dr. Parsley and Ms. Hood were cancelled immediately prior to, and contingent upon, consummation of the Merger.
3)	We paid the amounts set forth in this column pursuant to the terms of our 2015 Executive Incentive Plan and 2014 Executive Incentive Plan, as applicable. No awards were made under our 2016 Executive Incentive Plan, as described above under “Compensation Discussion and Analysis.”
4)	Unless otherwise noted, the amounts in this column consist of (a) employer 401(k) plan matching contributions and (b) premiums paid for life insurance policies for the benefit of the NEO.
5)	Mr. Culley also served as a member of our board of directors, but he did not receive any additional compensation for such service.
6)	Ms. Roberts was not an NEO for the year ended December 31, 2014. Accordingly, this table does not include 2014 compensation information for Ms. Roberts.
7)	Dr. Parsley was not an NEO for the year ended December 31, 2014. Accordingly, this table does not include 2014 compensation information for Dr. Parsley.
8)	Includes $45,853 of relocation expense reimbursement and $2,350 of commuting expense reimbursement prior to Dr. Parsley’s relocation to San Diego, all paid pursuant to the terms of Dr. Parsley’s employment offer letter, dated September 29, 2014, and in connection with commencement of his employment in October 2014.
9)	Ms. Hood was not an NEO for the years ended December 31, 2015 or 2014. Accordingly, this table does not include 2015 or 2014 compensation information for Ms. Hood.
10)	Dr. Emanuele’s employment with us terminated on October 28, 2016. He subsequently was re-hired as a temporary, part-time employee to provide transition services, but his service as an executive officer ended on October 28, 2016. As a part-time employee, he is not entitled to any benefits other than legally mandated sick leave and eligibility to participate in our 401(K) plan. Of his total 2016 salary set forth in this table, the amount earned by Dr. Emanuele for his part-time employment was $4,351.
11)	This amount represents (a) $167,629 in aggregate grant date fair value of the option award granted to Dr. Emanuele in January 2016, calculated as described in footnote (1) of this table, and (b) $12,784 of incremental fair value related to the accelerated vesting applied to all of Dr. Emanuele’s outstanding stock options and the post-termination exercised period extension applied to the vested portions (after taking into account the accelerated vesting), in accordance with his Executive Severance Agreement.
12)	Includes severance of $256,103 and $61,204 for accrued but unused vacation time paid in connection with termination of employment pursuant to the terms of Dr. Emanuele’s Executive Severance Agreement.
13)	Mr. Gorgas’ employment with us terminated on December 28, 2016. Mr. Gorgas was not an NEO for the years ended December 31, 2015 or 2014. Accordingly, this table does not include 2015 or 2014 compensation information for Mr. Gorgas.
14)	This amount represents (a) $167,629 in aggregate grant date fair value of the option award granted to Mr. Gorgas in January 2016, calculated as described in footnote (1) of this table, and (b) $67,801 of incremental fair value related to the accelerated vesting applied to all of Mr. Gorgas’s outstanding stock options and the post-termination exercise period extension applied to the vested portions (after taking into account the accelerated vesting), in accordance with his Executive Severance Agreement.
15)	Includes severance of $249,277 and $55,850 for accrued but unused vacation time paid in connection with termination of employment pursuant to the terms of Mr. Gorgas’s Executive Severance Agreement.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to the NEOs for the year ended December 31, 2016:

	Grants of Plan-Based Awards in Fiscal Year 2016
Name	Type of (1)	Grant Date	Board Approval Date (2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Option Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)
Brian M. Culley	AIP	—	—	—	214,300	1,285,800	—	—	—
	SO	01/04/2016	12/22/2015	—	—	—	1,227,100	0.42	359,172
Brandi L. Roberts	AIP	—	—	—	109,200	936,000	—	—	—
	SO	01/04/2016	12/22/2015	—	—	—	572,700	0.42	167,629
Edwin L. Parsley	AIP	—	—	—	127,601	1,093,725	—	—	—
	SO	01/04/2016	12/22/2015	—	—	—	572,700	0.42	167,629
Shana Hood	AIP	—	—	—	98,000	840,000	—	—	—
	SO	01/04/2016	12/22/2015	—	—	—	409,000	0.42	119,714
R. Martin Emanuele	AIP	—	—	—	111,391	954,780	—	—	—
	SO	01/04/2016	12/22/2015	—	—	—	572,700	0.42	180,413	(7)
Gregory D. Gorgas	AIP	—	—	—	105,098	900,840	—	—	—
	SO	01/04/2016	12/22/2015	—	—	—	572,700	0.42	235,430	(8)

1)	Type of Award:

AIP: Annual Incentive Plan

SO: Stock Option

2)	These stock option awards were approved for grant on the first day of 2016 on which the markets were open, which day was January 4, 2016.
3)	Amounts shown in these columns represent the possible award amounts under the 2016 Executive Incentive Plan. No awards were actually made under this plan, as reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and discussed above under “Compensation Discussion and Analysis.” There were no threshold amounts established under the 2016 Executive Incentive Plan. Actual payout amounts were subject to the discretion of our board of directors could range from zero to three times an executive’s base salary.
4)	The amounts listed have not been adjusted to reflect the Reverse Stock Split.
5)	In accordance with the terms of our 2015 Omnibus Incentive Plan, under which these stock option awards were granted, the exercise price of each option was set at the closing market price of our common stock on the grant date. The amount listed has not been adjusted for the Reverse Stock Split.
6)	For a description of the assumptions used to calculate the grant date fair value of these option awards, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. However, the amounts in this column do not reflect estimated forfeitures.
7)	This amount represents (a) $167,629 in aggregate grant date fair value of the option award granted to Dr. Emanuele in January 2016, calculated as described in footnote (5) of this table, and (b) $12,784 of incremental fair value related to the accelerated vesting applied to all of Dr. Emanuele’s outstanding stock options and the post-termination exercised period extension applied to the vested portions (after taking into account the accelerated vesting), in accordance with his Executive Severance Agreement.

8)	This amount represents (a) $167,629 in aggregate grant date fair value of the option award granted to Mr. Gorgas in January 2016, calculated as described in footnote (5) of this table, and (b) $67,801 of incremental fair value related to the accelerated vesting applied to all of Mr. Gorgas’s outstanding stock options and the post-termination exercised period extension applied to the vested portions (after taking into account the accelerated vesting), in accordance with his Executive Severance Agreement.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth information regarding outstanding equity awards held by the NEOs as of December 31, 2016. The amounts in this table do not reflect adjustments for the Reverse Stock Split.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($/Sh)	Option Expiration Date
Brian M. Culley (2)	5,999		—		68.75	01/11/2017
	8,000		—		13.50	03/30/2018
	67,999		—		3.25	07/20/2019
	63,999		—		8.00	02/02/2020
	100,000		—		2.29	02/01/2021
	250,000		—		3.26	07/05/2021
	425,000		—		0.60	12/07/2021
	135,761	(3)	2,889	(3)	0.59	01/02/2023
	793,887	(4)	113,413	(4)	0.50	06/19/2023
	474,177	(5)	176,123	(5)	0.47	01/02/2024
	696,406	(6)	417,844	(6)	0.65	06/19/2024
	1,006,513	(7)	1,094,037	(7)	0.58	01/02/2025
	333,337	(8)	555,563	(8)	0.50	06/11/2025
	281,210	(12)	945,890	(12)	0.42	01/04/2026
Brandi L. Roberts (2)	85,000		—		2.35	06/04/2021
	140,000		—		0.60	12/07/2021
	74,171	(3)	1,579	(3)	0.59	01/02/2023
	263,593	(4)	37,657	(4)	0.50	06/19/2023
	73,791	(5)	27,409	(5)	0.47	01/02/2024
	210,375	(6)	126,225	(6)	0.65	06/19/2024
	346,341	(7)	376,459	(7)	0.58	01/02/2025
	166,650	(8)	277,750	(8)	0.50	06/11/2025
	131,243	(12)	441,457	(12)	0.42	01/04/2026
Edwin L. Parsley (2)	325,000	(9)	275,000	(9)	0.59	06/19/2024
	384,442	(10)	553,858	(10)	0.58	01/02/2025
	186,730	(11)	369,120	(11)	0.50	06/11/2025
	131,243	(12)	441,457	(12)	0.42	01/04/2026
Shana Hood (2)	11,250		—		5.91	03/16/2020
	27,069		—		2.29	02/01/2021
	37,450		—		0.60	12/07/2021
	21,933	(3)	467	(3)	0.59	01/02/2023
	83,562	(4)	11,938	(4)	0.50	06/19/2023
	18,666	(5)	6,934	(5)	0.47	01/02/2024
	58,531	(6)	35,119	(6)	0.65	06/19/2024
	84,572	(7)	91,928	(7)	0.58	01/02/2025
	80,925	(8)	134,875	(8)	0.50	06/11/2025
	93,729	(12)	315,271	(12)	0.42	01/04/2026

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Sh)	Option Expiration Date
R. Martin Emanuele (13)	101,413	—	0.47	07/31/2017
	219,996	—	0.65	07/31/2017
	312,656	—	0.58	07/31/2017
	151,823	—	0.50	07/31/2017
	214,761	—	0.42	07/31/2017
Gregory D. Gorgas (13)	100,000	—	3.44	09/30/2017
	160,000	—	0.60	09/30/2017
	58,250	—	0.59	09/30/2017
	292,096	—	0.50	09/30/2017
	43,248	—	0.47	09/30/2017
	241,736	—	0.65	09/30/2017
	415,201	—	0.58	09/30/2017
	234,619	—	0.50	09/30/2017
	238,625	—	0.42	09/30/2017

1)	The vesting schedules described for each option in this table are subject to the NEO’s continued service to our company and to acceleration in connection with an involuntary termination, as described below under “Potential Payments upon Termination or Change in Control—Executive Severance Agreements.”
2)	Pursuant to the terms of the RSUs described above under “Compensation Discussion and Analysis – 2017 Executive Compensation,” all of the outstanding stock options held by Mr. Culley, Ms. Roberts, Dr. Parsley and Ms. Hood were cancelled immediately prior to, and contingent upon, consummation of the Merger.
3)	This option vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on February 2, 2013 and will vest and become exercisable on the second day of each month thereafter.
4)	This option vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on July 19, 2013 and will vest and become exercisable on the nineteenth day of each month thereafter.
5)	This option vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on February 2, 2014 and will vest and become exercisable on the second day of each month thereafter.
6)	This vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on July 19, 2014 and will vest and become exercisable on the nineteenth day of each month thereafter.
7)	This vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on July 19, 2014 and will vest and become exercisable on the nineteenth day of each month thereafter.
8)	This option vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on July 11, 2015 and will vest and become exercisable on the eleventh day of each month thereafter.
9)	This option vests and becomes exercisable in substantially equal monthly installments over three years after a one-year “cliff” vesting. Approximately 1/4 of the total underlying shares vested and became exercisable on October 1, 2015 and approximately 1/36th of the balance of the underlying shares will vest and become exercisable on the first day of each of the 36 months thereafter.
10)	This option vests and becomes exercisable in substantially equal monthly installments over four years after a “cliff” vesting on the first anniversary of Dr. Parsley’s employment start date. 156,383 of the underlying shares vested and became exercisable on October 1, 2015 and approximately 1/48th of the balance of the underlying shares vests and becomes exercisable on the first day of each month thereafter.

11)	This option vests and becomes exercisable in substantially equal monthly installments over four years after a “cliff” vesting on the first anniversary of Dr. Parsley’s employment start date. 34,740 of the underlying shares vested and became exercisable on October 1, 2015 and approximately 1/48th of the balance of the underlying shares vests and becomes exercisable on the first day of each month thereafter.
12)	This option vests and becomes exercisable in substantially equal monthly installments over four years. Approximately 1/48th of the total underlying shares vested and became exercisable on February 4, 2016 and will vest and become exercisable on the fourth day of each month thereafter.
13)	In accordance with their Executive Severance Agreements, the portions of Dr. Emanuele’s and Mr. Gorgas’ stock options that were vested as of their respective dates of termination (taking into account the vesting acceleration provided under the Executive Severance Agreement) are exercisable until July 31, 2017 or September 30, 2017, as applicable. To the extent not exercised on or before those dates, the stock options will be cancelled. See below under “Potential Payments upon Termination or Change in Control—Executive Severance Agreements” for discussion of the terms of the Executive Severance Agreements.

Option Exercises and Stock Vested in Fiscal Year 2016

During the year ended December 31, 2016, none of the NEOs exercised stock options and none held any equity awards other than stock options.

Pension Benefits

We do not maintain any plan that provides for payments or other benefits at, following, or in connection with retirement, other than a 401(k) plan.

Nonqualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change in Control

Executive Severance Agreements

As discussed above under “Compensation Discussion and Analysis,” in March 2016, we entered into new severance agreements with the NEOs, which replaced and superseded each NEO’s pre-existing severance arrangements with us. The Executive Severance Agreements with the NEOs require us to make specified payments and provide specified benefits related to their outstanding stock option awards in the event of a qualifying termination of employment, subject to the NEO’s compliance with the terms and conditions in the agreement. No payments or other benefits to the NEOs are triggered under the agreements solely by the occurrence of a change in control of our company—all are “double trigger” benefits.

The following table summarizes the severance benefits to the NEOs under the Executive Severance Agreements. To be eligible for these severance benefits, there must be a qualifying termination of the NEO’s employment and the NEO must execute, deliver and not revoke a general release of claims in our favor. If the NEO holds any other positions with our company, he/she must also resign from positions. A qualifying termination is a termination of employment by us without cause or by the NEO for good reason. Termination as a result of an NEO’s death or disability is not a qualifying termination. In the event of a change in control of our company, the NEO is eligible for the severance benefits if the qualifying termination occurs within 24 months of the effective date of the change in control. No tax gross-up payments are provided under the Executive Severance Agreements.

Officer		Benefits upon Qualifying Termination	Benefits upon Qualifying Termination due to Change in Control
Chief Executive Officer	Cash	• Lump sum payment equal to 24 months of current base salary	• Lump sum payment equal to 24 months of current base salary
	Benefits	• Lump sum payment equal to premiums for continued health insurance coverage for 24 months	• Lump sum payment equal to premiums for continued health insurance coverage for 24 months
	Equity	• Vesting acceleration of 25% of total option shares	• Vesting acceleration of 100% of total option shares
		• Exercise period extended to end of 12th month after termination date	• Exercise period extended to 10-year anniversary of option grant date
All Other NEOs	Cash	• Lump sum payment equal to 9 months of current base salary	• Lump sum payment equal to 9 months of current base salary
	Benefits	• Lump sum payment equal to premiums for continued health insurance coverage for 9 months	• Lump sum payment equal to premiums for continued health insurance coverage for 9 months
	Equity	• Vesting acceleration of 18.75% of total option shares	• Vesting acceleration of 100% of total option shares
		• Exercise period extended to end of 9th month after termination date	• Exercise period extended to 10-year anniversary of option grant date

Potential Payments Upon a Qualifying Termination of Employment

The following table sets forth quantitative estimates of the benefits that would have accrued to each of the NEOs pursuant to the Executive Severance Agreements and our vacation policy if there had been a qualifying termination of his/her employment on December 31, 2016. However, for Dr. Emanuele and Mr. Gorgas, each of whom had a qualifying termination before December 31, 2016, their actual benefits are set forth in the following table.

Name	Cash Severance Based on Salary ($) (1)	Cash Severance Based on Cost to Continue Health Insurance ($) (2)	Value of Accelerated Option Awards ($)	Value of Accrued Vacation Time ($)	Total ($)
Brian M. Culley	857,200	66,746	—	102,205	1,026,151
Brandi L. Roberts	234,000	24,548	—	60,000	318,548
Edwin L. Parsley	273,431	24,548	—	40,019	337,998
Shana Hood	210,000	23,939	—	55,995	289,934
R. Martin Emanuele	238,695	17,408	—	61,204	317,307
Gregory D. Gorgas	225,210	24,067	—	55,850	305,127

1)	Calculated using annual base salary in effect as of December 31, 2016.
2)	Calculated using insurance premiums in effect as of December 31, 2016.
3)	No value is reflected for vesting acceleration of option awards because the closing market price of our common stock on December 30, 2016 ($0.09 per share) was less than the exercise price per share of the outstanding stock options held by the NEOs. Under the terms of the Executive Severance Agreements, the stock options held by the NEOs upon a qualifying termination due to a change in control (taking into account the vesting acceleration) would remain exercisable through the 10-year anniversary of the option’s grant date. This exercise period extension benefit is not quantified in this table.

Potential Payments upon a Qualifying Termination of Employment due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of the NEOs pursuant to the Executive Severance Agreements and our vacation policy if there had been a change in control of our company and qualifying termination of the NEOs’ employment on December 31, 2016. Because Dr. Emanuele and Mr. Gorgas each had a qualifying termination before December 31, 2016, they are excluded from the following table. See the table above under “Potential Payments Upon a Qualifying Termination of Employment” for actual benefits they received in connection with termination of their employment.

Name	Cash Severance Based on Salary ($) (1)	Cash Severance Based on Cost to Continue Health Insurance ($) (2)	Value of Accelerated Option Awards ($) (3)(4)	Value of Accrued Vacation Time ($)	Total $ (5)
Brian M. Culley	857,200	66,746	—	102,205	1,026,151
Brandi L. Roberts	234,000	24,548	—	60,000	318,548
Edwin L. Parsley	273,431	24,548	—	40,019	337,998
Shana Hood	210,000	23,939	—	55,995	289,934

1)	Calculated using annual base salary in effect as of December 31, 2016.
2)	Calculated using insurance premiums in effect as of December 31, 2016.
3)	No value is reflected for vesting acceleration of option awards because the closing market price of our common stock on December 30, 2016 ($0.09 per share) was less than the exercise price per share of the outstanding stock options held by the NEOs. Under the terms of the Executive Severance Agreements, the stock options held by the NEOs upon a qualifying termination due to a change in control (taking into account the vesting acceleration) would remain exercisable through the 10-year anniversary of the option’s grant date. This exercise period extension benefit is not quantified in this table.
4)	Pursuant to the terms of the RSUs described above under “Compensation Discussion and Analysis – 2017 Executive Compensation,” all of the outstanding stock options held by the NEOs were cancelled immediately prior to, and contingent upon, consummation of the Merger.
5)	The amounts shown in this column assume full payment of severance benefits, without any reduction to which an NEO may agree to avoid an excise tax on any compensation deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Upon the closing of the Merger, each of Mr. Culley, Ms. Roberts and Ms. Hood was terminated and received the benefits set forth in their Executive Severance Agreements. As described above under the heading “2017 Executive Compensation,” each of Mr. Culley, Ms. Roberts and Ms. Hood also received a 2017 Retention/Performance Bonus payable upon the closing of the Merger and an RSU award that became fully vested upon the closing of the Merger. In accordance with the agreements governing the RSUs, all of the outstanding and unexercised options held by the NEOs were cancelled immediately prior to, and contingent upon, the consummation of the Merger.

DIRECTOR COMPENSATION

The following table shows compensation information for the individuals who served as non-employee directors during the year ended December 31, 2016. Mr. Culley, our only director who was also one of our employees, did not receive any additional compensation for his service as a director.

Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash	Option Awards (1) (2) (3)	Total
Matthew Pauls	$76,426	$22,672	$99,098
Howard C. Dittrich	57,038	22,672	79,710
Peter Greenleaf	50,500	22,672	73,172
David A. Ramsay	60,038	22,672	82,710
Lewis J. Shuster (4)	17,904	—	17,904

1)	Amounts in this column do not reflect compensation actually received by the directors. The amounts in this column represent the aggregate grant date fair value of option awards granted to the directors in 2016, calculated in accordance with the provisions of FASB ASC Topic 718, Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used to calculate these amounts, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
2)	In accordance with the applicable notices of grant and agreements governing RSUs granted to the directors in January 2017, the outstanding stock options held by the directors were cancelled immediately prior to, and contingent upon, consummation of the Merger. For more information, please see the heading “Restricted Stock Unit Awards” below.
3)	As of December 31, 2016, our non-employee directors had option awards outstanding to purchase the following number of shares of our common stock (which have not been adjusted to reflect the Reverse Stock Split):

Name	Shares Underlying Outstanding Options
Matthew Pauls	182,136
Howard C. Dittrich	255,732
Peter Greenleaf	182,136
David A. Ramsay	319,844
Lewis J. Shuster	214,384

4)	Mr. Shuster resigned from our board effective March 10, 2016.

Overview of Non-Employee Director Compensation

With the assistance of the compensation committee, our board of directors periodically reviews and evaluates the director compensation policy and adopts changes designed to allow us to recruit and retain individuals with the requisite experience, skills and characteristics for membership on our board of directors. During 2016, our non-employee directors received a combination of cash compensation in the form of a fixed retainer and equity compensation in the form of stock option awards. We also reimburse our directors for travel and other reasonable out-of-pocket expenses related to attendance at meetings of our board of directors and its committees. Our non-employee directors do not receive meeting attendance fees, except in the case of service on ad hoc or special committees established by the board. Each non-employee director who serves on an ad hoc or special committee is eligible to receive $1,000 for each meeting attended whether attendance is in person or by telephone, videoconference or other comparable communication device. During 2016, our board of directors established a pricing committee consisting of Messrs. Pauls, Culley, Ramsay and Shuster, which met three times, and a strategic transactions committee consisting of Messrs. Pauls, Greenleaf and Ramsay and Dr. Dittrich, which met six times.

Retainer

The following table reflects the amount of the cash retainer paid to each non-employee director under our director compensation policy based on the director’s role on our board and its committees. The amounts set forth in the following table are annualized amounts, which we paid in four equal installments on a quarterly basis. A non-employee director whose service begins or ends during a quarter receives a pro-rated portion of the applicable payment.

2016 Cash Retainer

	Chairperson	Member
Board of Directors	$60,000	$35,000
Audit Committee	15,000	7,500
Compensation Committee	10,000	5,000
Nominating and Governance Committee	10,000	5,000

Equity Compensation

Stock Option Awards

During 2016, our non-employee directors were eligible, in connection with each annual meeting of our stockholders, to receive an “annual option” to purchase up to such number of shares of our common stock that is equal to the sum of (a) an amount, which we refer to as the “allocated amount,” equal to the product of 0.0396% multiplied by the number of shares of our common stock outstanding as of the date of the applicable annual meeting of stockholders and (b) an amount, which we refer to as the “adjustment amount,” equal to the difference between (i) the allocated amount for the current year’s annual meeting of stockholders, minus (ii) the allocated amount that was applicable to the prior year’s annual meeting of stockholders (unless a director was not a non-employee director at the time of the prior year’s annual meeting of stockholders, in which case the adjustment amount for that director will be based on the number of shares of our common stock outstanding as of the date of that director’s appointment or election to our board of directors). However, the adjustment amount will be included in the annual option for a director only if (x) the adjustment amount for that director exceeds 20% of the allocated amount for the current year’s annual meeting of stockholders, (y) our company’s market capitalization (shares outstanding multiplied by stock price) has not exceeded $100 million for a sustained period, as determined unanimously by our board of directors, and (z) our board of directors unanimously determines to include the adjustment amount in such annual option. Each annual option will vest and become exercisable in 12 substantially equal monthly installments of 1/12th of the shares subject to the option at the end of each successive month following the date of the applicable annual meeting of stockholders, subject to the director’s continuing services (as defined in the 2015 Omnibus Incentive Plan).

Each stock option award granted pursuant to our director compensation policy will be granted under the 2015 Omnibus Incentive Plan, or any amendment or restatement thereof, will have an exercise price per share equal to the fair market value (as defined in the 2015 Omnibus Incentive Plan) of a share of our common stock on the date the option award is granted, and will have a term equal to the shorter of (i) ten years from the date the option award is granted (subject to a 30-day extension in certain limited circumstances) and (ii) three years from the date such non-employee director ceases to provide services (as defined in the 2015 Omnibus Incentive Plan) to us for any reason other than such director’s death or disability. In addition, in the event of a change of control of our company, each option award will vest and become exercisable on the day prior to the date of the change in control if the director is then providing services (as defined in the 2015 Omnibus Incentive Plan), and each option award will terminate on the date of the change in control to the extent not exercised.

Restricted Stock Unit Awards

On January 17, 2017, to reduce our fully-diluted share count and maximize the exchange ratio set forth in the Merger Agreement for the benefit of our stockholders and reach an understanding and agreement with our directors that all of their outstanding and unexercised stock options would be cancelled upon consummation of the Merger, upon the recommendation of the compensation committee, our board of directors approved a grant of RSUs to each non-employee director under the 2015 Omnibus Incentive Plan in the amounts set forth in the table below. Each RSU represents a right to receive one share of our common stock. The RSUs vested in full if the director was providing services to our company on the date the Merger was consummated or immediately prior to such date. In addition, in accordance with the applicable notices of grant and agreements governing these RSUs, all of the outstanding and unexercised stock options held by the directors were cancelled immediately prior to, but contingent upon, the consummation of the Merger and ceased to be exercisable as of such date without any accelerated vesting.

Name	RSU Awards (# of units)(1)
Matthew Pauls	45,535
Howard C. Dittrich	63,933
Peter Greenleaf	45,535
David A. Ramsay	79,962

1)	Share numbers have not been adjusted to reflect the Reverse Stock Split.

2)	AUDIT COMMITTEE REPORT

Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as the preparation of our financial statements. Under its charter, the audit committee oversees our accounting and financial reporting process and audits of our financial statements on behalf of our board of directors. Each of the members of the audit committee meets the applicable independence standards and qualification requirements.

The audit committee appointed Mayer Hoffman McCann P.C., an independent registered public accounting firm, as our independent auditor for fiscal year 2016. As such, Mayer Hoffman McCann P.C. was responsible for expressing an opinion on our annual financial statements based on an audit conducted in accordance with the standards established by the Public Company Accounting Oversight Board.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the audit committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2016 with our management;

•	discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•	reviewed the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Mayer Hoffman McCann P.C. its independence; and

•	based on the foregoing reviews and discussions, recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 6, 2017.

AUDIT COMMITTEE*

David A. Ramsay, Chair
Matthew Pauls

*Mr. Pikover and Mr. Hawkins are currently members of the audit committee and became members upon the closing of the Merger in April 2017. Thus, the relevant review and discussions of the audit committee described above took place before Mr. Pikover and Mr. Hawkins were appointed to the committee. Accordingly, and in accordance with SEC guidance, their names do not appear with the audit committee in this report. Mr. Pauls is no longer a member of the audit committee.

The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2017. We are asking our stockholders to ratify this appointment. See “Proposal 2 – Ratification of Independent Registered Public Accounting Firm” below.

Change of Independent Registered Public Accounting Firm

On May 26, 2017, Mayer Hoffman McCann P.C. (“MHM”) was dismissed as our independent registered public accounting firm. The decision to change accounting firms was approved by the audit committee.

During our most recent fiscal year, which ended December 31, 2016, and the subsequent interim period through May 26, 2017 there were no: (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with MHM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of MHM would have caused MHM to make reference thereto in its reports on the consolidated financial statements for such years, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The report of MHM on our consolidated financial statements for the year ended December 31, 2016 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report included an explanatory paragraph related to the uncertainty of our ability to continue as a going concern.

In accordance with Item 304(a)(3) of Regulation S-K, we provided MHM with a copy of the above disclosures and requested that MHM furnish us with a letter addressed to the SEC stating whether or not MHM agrees with our statements above. A copy of MHM’s letter, dated May 30, 2017, stating its agreement with such statements was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 25, 2017.

On May 25, 2017, the audit committee approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Prior to the completion of the Merger, PricewaterhouseCoopers LLP served as the auditor of Aravas.

PricewaterhouseCoopers LLP also served as the principal accountants for our company from June 28, 2011 until March 30, 2016, and PricewaterhouseCoopers LLP audited our financial statements for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. Other than as required in connection with such audits, during the years ended December 31, 2016 and 2015, and the subsequent interim period through May 25, 2017, neither our company nor anyone on its behalf consulted with PricewaterhouseCoopers LLP, regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees of Independent Registered Public Accounting Firm

In March 2016, the audit committee of our board of directors selected MHM as our independent registered public accounting firm for the fiscal year ended December 31, 2016. Prior to selecting MHM, PwC was engaged as our independent registered public accounting firm and PwC audited our consolidated financial statements for the fiscal year ended December 31, 2015.

The following table presents the fees for professional services rendered by MHM for the audit of our consolidated financial statements for the fiscal year ended December 31, 2016 and by PwC for the audit of our consolidated financial statements for the fiscal year ended December 31, 2015. During those periods, no other category of services was provided to us by MHM or PwC.

	2016	2015
Audit Fees(1)	$220,000	$484,552
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$220,000	$484,552

(1)	“Audit Fees” were principally for audit work performed on our consolidated financial statements and internal control over financial reporting, but also include fees for professional services provided in connection with the review of financial statements included in our quarterly reports and our registration statements filed with the SEC, and related services normally provided in connection with statutory and regulatory filings and engagements, such as providing comfort and consent letters.

MHM has advised us that MHM leases substantially all of its personnel, who work under the control of MHM’s shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Accordingly, substantially all of the hours expended on MHM’s engagement to audit our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2016 were attributed to work performed by persons other than MHM’s full-time, permanent employees.

Pre-Approval Policies and Procedures

Pursuant to its charter, the audit committee must approve, in advance, all audit, review and attest services and all permissible non-audit services (including any permissible tax or internal control-related services) to be provided by our independent registered public accounting firm. The audit committee may pre-approve services as part of its approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. The audit committee considers whether the provision of any non-audit service is compatible with maintaining the independence of our auditors. The audit committee’s charter provides that it may adopt policies and procedures for the pre-approval of permissible services, which may include delegation of authority to a designated member or members of the audit committee to approve permissible services so long as any such approvals are disclosed to the full audit committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will vote on the election of seven directors to serve for one-year terms until the 2018 annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Our board of directors has unanimously nominated Robert Neville, Nevan Elam, Richard J. Hawkins, Joseph S. McCracken, Matthew Pauls, Yuri Pikover and David A. Ramsay for election to our board of directors at the Annual Meeting. The director nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the proxies being solicited by this proxy statement will be voted for the election of any substitute nominee who shall be designated by our board of directors to fill the vacancy. The proxies being solicited by this proxy statement will be voted for no more than seven nominees at the Annual Meeting.

Assuming a quorum is present at the Annual Meeting, each director nominee who receives an affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting will be elected. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted toward the vote total and therefore will have no effect on the outcome of this proposal. Stockholders do not have cumulative voting rights in the election of directors.

Our board of directors unanimously recommends a vote “FOR” the election of Robert Neville, Nevan Elam, Richard J. Hawkins, Joseph S. McCracken, Matthew Pauls, Yuri Pikover and David A. Ramsay as directors.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our stockholders will be asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Stockholder ratification of the appointment of PwC is not required by our bylaws or otherwise. Our board of directors is submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of PwC, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

A representative of PwC is expected to be present at the Annual Meeting, will have an opportunity to make a statement if that representative so desires, and will be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve this proposal. Abstentions will have the same effect as negative votes. Brokers and other nominees generally will have discretionary authority to vote on this proposal because it is considered a routine matter under NYSE rules, and therefore we do not expect broker non-votes with respect to this proposal.

Our board of directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither our board of directors nor our management knows of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting accompanying this proxy statement and described in this proxy statement. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, however, the holders of proxies solicited by this proxy statement will vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

It is expected that our 2018 annual meeting of stockholders will be held more than 30 days prior to the anniversary of the 2017 Annual Meeting. For that reason, in order to be included in our proxy materials for our 2018 annual meeting of stockholders, stockholder proposals must be received a reasonable time before we begin to print and send our proxy statements for such meeting. These proposals must be delivered to our principal executive offices and comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our proxy materials. Stockholders who wish to nominate persons for election to our board of directors or make a proposal at the 2018 annual meeting of stockholders without including the proposal in our proxy materials relating to that meeting must notify us in writing delivered to our principal executive offices no earlier than 120 days and no later than 90 days prior to the 2018 annual meeting or the 10th day following the date on which we make a public announcement of the date of our 2018 annual meeting. Stockholders are advised to review our bylaws, which contain additional advance notice requirements. A copy of our bylaws is available to stockholders upon written request to our corporate secretary.

By Order of the Board of Directors,

/s/ Rob Neville

Rob Neville
Chief Executive Officer

Austin, Texas

September 13, 2017

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure the presence of a quorum and that your shares are represented at the Annual Meeting, as well as to save us additional proxy solicitation costs, we encourage you to submit your proxy or voting instructions as soon as possible. For specific instructions as to how to vote your shares, please refer to the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail, or, if you’ve requested and received printed proxy materials, please refer to the instructions in the enclosed proxy card. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 344216_1 R1.0.1.17 SAVARA INC. ATTN: CORPORATE SECRETARY 900 S CAPITAL OF TEXAS HWY STE 150 AUSTIN, TX 78746 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. To elect seven directors to hold office until the next annual meeting. Nominees For Against Abstain 1A Robert Neville 1B Nevan Elam 1C Richard J. Hawkins 1D Joseph S. McCracken 1E Matthew Pauls 1F Yuri Pikover 1G David A. Ramsay The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000344216_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com SAVARA INC. This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders to be held on October 25, 2017 at 4:00 PM The stockholder(s) hereby appoint(s) Robert Neville and David Lowrance, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAVARA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 4:00 PM, local time on October 25, 2017, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 900 S. Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side